Exhibit 99.1
Asure Software Reports Second Consecutive Profitable Quarter; Raises EBITDA guidance for Fourth Quarter

•	Q3 Earnings of $0.06 per share excluding one-time items*, exceeding pre-announcement
•	Q3 EBITDA of $462,000, excluding one-time items*, exceeding pre-announcement
•	Cash and Equivalents, excluding acquisition funding, grew $700,000 sequentially.
•	Raising Fourth quarter EBITDA guidance range to $540,000 to 630,000 excluding one-time items*

AUSTIN, Texas, November 8, 2011 (GLOBE NEWSWIRE) -- Asure Software, Inc. (Nasdaq:ASUR), a leading provider of workforce management software, announced results for the third quarter ended September 30, 2011.

Third quarter results, excluding one-time items related to Asure’s acquisition of ADI Time, included earnings of $0.06 per share and EBITDA of $462,000.  GAAP Net Income per share was $0.01. One-time items contributed ($0.05) per share, and consisted of acquisition related legal and professional services, travel and other one-time expenses.  Third quarter revenue was $2.5 million, a 3% increase over the prior quarter. The revenue increase of $70,000 was largely driven by an increase in recurring revenue, of which the majority was related to growth in our Cloud-based revenue stream. Asure's recurring revenue as a percentage of overall revenue was flat at 80% quarter over quarter and up 8% versus the comparable period in 2010; from 72% to 80%. Hardware revenue increased by 94% compared to the last quarter, driving gross margin down one percentage point to 81% this quarter.

"We had a solid quarter as the business continues to perform well and grow.  We're extremely excited about the opportunities the ADI acquisition brings us," commented Pat Goepel, CEO of Asure Software.  "First, ADI's customer base extends our ability to serve organizations with unique industry-specific needs, and with ADI's expertise we can expand our reach and our capabilities.  Second, we are excited to introduce our new hardware technology to current and prospective clients.  Lastly, we've already seen synergies within the combined organizations that allow us to streamline operations, reduce operating costs and gain significant efficiencies.  I'm very optimistic about our team and what we have accomplished as we continue to execute our growth strategy."

David Scoglio, Asure's Chief Financial Officer, added, "Asure posted a strong quarter financially, as EBITDA and earnings exceeded our estimates and cash continued to grow.  Deferred revenue grew 13% over the last quarter, and 36% over the comparable period in 2010, and cash continued to grow faster than earnings, giving us confidence in our ability to meet all lending commitments related to the ADI acquisition.  While Netsimplicity’s cloud-based bookings were down sequentially, they were up against a difficult comparison and we are confident that we can return to double digit performance in the fourth quarter.  iEmployee’s cloud-based bookings showed improvement at 24% growth sequentially.

David Scoglio continued,” For Q4, we expect GAAP net earnings per share to be positive and drive full year results to overall profitability.  One-time costs related to acquisition and integration are expected to roughly equal those of Q3.  Due to the ADI acquisition and continued organic performance, we are increasing our EBITDA guidance range to $540,000 to $630,000, excluding the aforementioned one-time costs.  An updated table of public guidance is offered below.”

	Guidance
	Q4 '11	FY '12
Revenue ($000s)	$3,530 - $3,630	15,500
EBITDA Gain ($000s)	n/a	2,800
Net Earnings Per Share	Positive for Q4 & '11	tba
EBITDA Gain ($000s) excl. 1Time	540 -- 630	n/a

Conference Call Details
Asure will follow this announcement with a conference call for the investment community on Tuesday, November 8, 2011, at 11:00 am EST, (10 a.m. CST) to further discuss the quarter and outlook.  Participating in the call will be Pat Goepel, Chief Executive Officer and David Scoglio, Chief Financial Officer.  To participate, dial (877) 853-5636 ten minutes before the call begins. International callers should dial (631) 291-4544.  The pass code for all callers is 21226915.

Investors, analysts, media and the general public will also have the opportunity to listen to the conference call in listen-only mode via the Internet by visiting the investor relations page of Asure's web site at www.asuresoftware.com. To monitor the live call, please visit the web site at least 10 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an archived replay will be available shortly after the call at http://investor.asuresoftware.com/.

About Asure

Asure Software, Inc. (NasdaqCM:  ASUR ), headquartered in Austin, Texas.  Asure Software's intuitive and innovative technologies enable companies of all sizes and complexities to operate more efficiently.  Simply put, we turbo-charge your workplace by stimulating your workforce and maximizing your company’s resources while eliminating waste out of employee's work-flow.

Asure Software’s number one priority is to delight our clients and support their change initiatives.  We ensure a high-performing work environment by integrating our "keep it simple" solutions and expertise to over 3,500 plus clients world-wide; Asure Software’s suite of solutions range from time and attendance workforce management solutions to asset optimization and meeting room management.  For more information, please visit www.asuresoftware.com.

The Asure Software, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8565

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.

*Non-GAAP Financial Measures

This press release includes the following financial measures defined as a non-GAAP financial measure by the Securities and Exchange Commission: EBITDA and GAAP Net Income/(Loss) excluding one-time items. These supplemental financial measures are not required by GAAP, nor are the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with Asure's earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses these non-GAAP measures to evaluate the performance of Asure's business. Asure's management believes that it is important to provide investors with these same tools, together with reconciliation to GAAP, for evaluating the performance of Asure's business, as it may provide additional insight into Asure's financial results. See the “Reconciliation of GAAP Net Income/(Loss) to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA)” and the “Reconciliation of GAAP Net Income/(Loss) to Net Earnings Excluding One-Time Items” tables included in this press release for further information regarding these non-GAAP financial measures. In addition, these measures are presented because management believes they are  frequently used by securities analysts, investors and others in the evaluation of companies.

EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization and stock compensation expense to net earnings, EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure's profitability.

Net Earnings Excluding One-Time Items is calculated by combining the company’s GAAP Net Earnings, or earnings per share, with items that are one time in nature and are not expected to recur on a dollar or per share basis.

Reconciliation of GAAP Net Earnings to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA) and EBITDA excluding One-Time Costs

FOR THE THREE MONTHS ENDING
$000s	September 30, 2011	September 30, 2010	Inc/Dec
Net Gain/(Loss)	29	0	29
Interest	9	12	(3)
Tax	9	(42)	51
Depreciation	33	59	(26)
Amortization	195	195	0
Stock Compensation	27	13	14
EBITDA Gain	302	237	65
One-Time Costs	160	14	146
EBITDA Gain excl. One-Time Costs	462	251	211

FOR THE NINE MONTHS ENDING
$000s	September 30, 2011	September 30, 2010	Inc/Dec
Net Gain/(Loss)	(4)	(1,203)	1,199
Interest	31	53	(22)
Tax	30	(14)	44
Depreciation	114	192	(78)
Amortization	585	584	1
Stock Compensation	55	28	27
EBITDA Gain/(Loss)	811	(360)	1,171
One-Time Costs	276	1,261	(985)
EBITDA Gain excl. One-Time Costs	1,087	901	186

Reconciliation of GAAP Net Earnings to Net Earnings Excluding 1-Time Items

$000s	FOR THE THREE MONTHS ENDED SEPTEMBER 30		FOR THE NINE MONTHS ENDED SEPTEMBER 30
	2011	2010	2011	2010
Net Gain/(Loss)	29	0	(4)	(1,203)
Legal & Professional Services	84	0	84	0
Travel	41	0	41	0
Severance, Recruitment & Relocation	26	0	105	0
Sales & Marketing Infrastructure	0	0	35	0
Loss on Lease Amendment	0	0	0	1,203
Other 1-Time Items (net)	9	14	11	58
Net Gain Excl. 1-Time Items	189	14	272	58

ASURE SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)
(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$6,082	$1,070
Accounts receivable, net of allowance for doubtful accounts of $17 and $46 at September 30, 2011 and December 31, 2010, respectively	979	1,239
Notes receivable	120	62
Inventory	6	25
Prepaid expenses and other current assets	227	255
Total Current Assets	7,414	2,651
Notes receivable	-	60
Property and equipment, net	221	281
Intangible assets, net	2,258	2,844
Total Assets	$9,893	$5,836

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$686	$560
Notes payable	500	-
Accrued compensation and benefits	72	95
Other accrued liabilities	399	361
Deferred revenue	2,522	1,955
Total Current Liabilities	4,179	2,971
Long-term deferred revenue	150	116
Notes payable	2,850	-
Other long-term obligations	4	25
Total Liabilities	7,183	3,112

Stockholders’ Equity:
Preferred stock, $.01 par value; 1,500 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par value; 6,500 shares authorized; 3,341 and 3,341 shares issued; 3,085 and 3,085 shares outstanding at September 30, 2011 and December 31, 2010, respectively	334	334
Treasury stock at cost, 256 shares at September 30, 2011 and December 31, 2010, respectively	(5,017)	(5,017)
Additional paid-in capital	271,033	270,978
Accumulated deficit	(263,545)	(263,541)
Accumulated other comprehensive loss	(95)	(30)
Total Stockholders’ Equity	2,710	2,724
Total Liabilities and Stockholders’ Equity	$9,893	$5,836

The accompanying notes from the Company's upcoming 10Q are an integral part of these condensed consolidated financial statements

ASURE SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2011	2010	2011	2010
Revenues	$2,502	$2,542	$7,293	$7,627
Cost of Sales	(486)	(601)	(1,363)	(1,741)
Gross Margin	2,016	1,941	5,930	5,886

Operating Expenses:
Selling, general and administrative	1,526	1,507	4,340	4,391
Research and development	366	394	1,150	1,100
Amortization of intangible assets	150	150	449	448
Loss on lease amendment	-	-	-	1,203
Total Operating Expenses	2,042	2,051	5,939	7,142

Loss From Operations	(26)	(110)	(9)	(1,256)

Other Income (Expenses):
Interest income	2	-	8	2
Foreign currency translation gain (loss)	67	(24)	47	(41)
Loss (gain) on sale of assets	-	(18)	-	5
Interest expense and other	(5)	(20)	(20)	(57)
Gain on sale of investment	-	130	-	130
Total Other Income (Expense)	64	68	35	39

Income (Loss) Before Income Taxes	38	(42)	26	(1,217)
Provision For Income Taxes	(9)	42	(30)	14
Net Income (Loss)	$29	$0	$(4)	$(1,203)

Basic Income (Loss) Per Share	$0.01	$0	$(0.00)	$(0.39)
Diluted Income (Loss) Per Share	$0.01	$0	$(0.00)	$(0.39)

Shares Used In Computing Basic Income (Loss) Per Share	3,085	3,085	3,085	3,088
Shares Used In Computing Diluted Income (Loss) Per Share	3,094	3,085	3,085	3,088

The accompanying notes from the Company's upcoming 10Q are an integral part of these condensed consolidated financial statements